AMENDMENT TO SUBADVISORY AGREEMENT
     AMENDMENT made as of this 8th day of December, 2003 to the Subadvisory Agreement dated February 1, 1999, as amended May 1, 2003 (the “Agreement”), between Manufacturer’s Securities Services, LLC, a Delaware limited partnership (the “Adviser”), and Templeton Investment Counsel, LLC (formerly Templeton Investment Counsel, Inc.) (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A to the Agreement is hereby amended to change the subadvisory fee for the International Value Trust as set forth in the revised Appendix A attached to this Amendment.
2. ADDITION OF PROXY VOTING LANGUAGE
     The following section is hereby added to the Agreement:

2(g).	Subadviser will make decisions on proxy voting unless such decisions are expressly reserved to the Trustees of the Trust or a named fiduciary of the Trust. From time to time, the Subadviser may have a conflict of interest in voting proxies of the portfolios of the Trust subadvised by Subadviser. In the Subadviser’s discretion, Adviser agrees that the Subadviser may send the proxy to an independent third party proxy voting service to make the determination or take such other action as the Subadviser deems appropriate.
23. EFECTIVE DATE
     This Amendment shall become effective with respect to the International Value Trust on the later to occur of: (i) approval of the Amendment by the Board of Trustees of Manufacturers Investment Trust, (ii) execution of the Amendment and (iii) December 8, 2003.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.
Manufacturers Securities Services, LLC
By: The Manufacturers Life Insurance Company (U.S.A.), its managing member

By:	/s/James D. Gallagher
James D. Gallagher, Executive Vice President,
Secretary and General Counsel
Templeton Investment Counsel, LLC

By:	/s/Garyl Motyl

APPENDIX A
     The Subadviser shall serve as investment subadviser for the following portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio at an annual rate as follows (the “Subadviser Percentage Fee”):

		Between	Between
		$50,000,000	$200,000,000
	First	and	and	Excess over
Portfolio	$50,000,000	$200,000,000	$500,000,000	$500,000,000
International Small Cap Trust

Aggregate Assets
	Aggregate Assets	exceed$200 million
	are less than or	but are less than	Aggregate Assets
	equal to$200	or equal to $500	exceed $500
Portfolio	million*	million*	million*
International Value Trust

*	For purposes of determining Aggregate Assets, the following assets are included:
(1) assets in the International Value Trust,
(2) assets in the Global Equity Trust, a series of Manufacturers Investment Trust,

(3)	assets in separate accounts or subaccounts of The Manufacturers Life Insurance Company (U.S.A.) and The Manufacturers Life Insurance Company of New York that are invested in the following mutual funds advised by Templeton Global Advisors Limited or any of its affiliates: (a) Templeton Foreign Fund, (b) Templeton Foreign Smaller Companies Fund and (c) Templeton Development Markets Trust.
     The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust’s prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.
     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.